                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant[X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     CAMERON ASHLEY BUILDING PRODUCTS, INC.

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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

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      (2) Aggregate number of securities to which transaction applies:

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      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 set forth the amount on which the filing fee is calculated and state how it was determined:

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      (4) Proposed maximum aggregate value of transaction:

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      (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

      1) Amount Previously Paid:

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      2) Form, Schedule or Registration Statement No.:

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      4) Date Filed:

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


                                     [LOGO]



                                11651 PLANO ROAD
                               DALLAS, TEXAS 75243


                                                                January 29, 1999

              Dear Shareholder:

                  You are cordially invited to attend the Annual Meeting of
              Shareholders of Cameron Ashley Building Products, Inc. which will be held at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas, on Wednesday, March 3, 1999, at 9:00 A.M. local time.

                  We look forward to your attendance at the Annual Meeting so that you can vote your shares in person and become better acquainted with the members of your Board of Directors and your management team. The items of business to be conducted at the Annual Meeting are explained in the accompanying Proxy Statement. Even if you are planning to attend, please complete the enclosed proxy card and return it in the enclosed envelope so that your shares may be voted. You will still be able to vote your shares in person if you attend the Annual Meeting and would like to revoke your proxy.

                  Your past support is sincerely appreciated, and, with your continued support, we look forward to the next year.

                  If you have any questions about the Annual Meeting, Proxy
              Statement or the accompanying 1998 Annual Report, please contact John S. Davis at (214) 860-5120.

                  We look forward to seeing you on March 3, 1999.



                                   Sincerely,

                                   /s/ Ronald R. Ross

                                   Ronald R. Ross
                                   Chairman of the Board & CEO

                     CAMERON ASHLEY BUILDING PRODUCTS, INC.
                                11651 PLANO ROAD
                               DALLAS, TEXAS 75243



                      NOTICE TO THE HOLDERS OF COMMON STOCK
                     OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MARCH 3, 1999


         Notice is hereby given to the holders of Common Stock of Cameron Ashley Building Products, Inc. (the "Company") that the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of the Company will be held at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas, on Wednesday, March 3, 1999, at 9:00 A.M., local time, for the following purposes:

         (i) to elect three persons to serve as directors of the Company;

         (ii) to ratify the selection of Deloitte & Touche LLP as independent certified public accountants for the fiscal year ending October 31, 1999; and

         (iii) to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Information relating to the above matters is set forth in the attached Proxy Statement.

         Only those shareholders of record at the close of business on January 23, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Annual Meeting.

                               By Order of the Board of Directors,

                               /s/ John S. Davis

                               John S. Davis
                               Vice President, General Counsel & Secretary
January 29, 1999
Dallas, Texas


         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                     CAMERON ASHLEY BUILDING PRODUCTS, INC.
                                11651 PLANO ROAD
                               DALLAS, TEXAS 75243


                                                                JANUARY 29, 1999

                                 PROXY STATEMENT
                     FOR 1999 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MARCH 3, 1999


                                  INTRODUCTION

         This Proxy Statement is furnished to holders of the common stock ("Common Stock") of Cameron Ashley Building Products, Inc., a Georgia corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of Common Stock for use at the 1999 Annual Meeting of Shareholders to be held at 9:00 A.M., local time, at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas, on Wednesday, March 3, 1999, and at any adjournments thereof (the "Annual Meeting").

         The Annual Meeting will be held for the following purposes:

         (i) to elect three persons to serve as directors of the Company;

         (ii) to ratify the selection of Deloitte & Touche LLP as independent certified public accountants for the fiscal year ending October 31, 1999 ("fiscal 1999"); and

         (iii) to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

         This Proxy Statement and the accompanying Proxy are first being mailed to shareholders of the Company on or about January 29, 1999. The Company's Annual Report to Shareholders for the fiscal year ended October 31, 1998 ("fiscal 1998"), including financial statements, is being sent to shareholders with this Proxy Statement.


SHAREHOLDERS ENTITLED TO VOTE

         Only record holders of the Common Stock at the close of business on January 23, 1999 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 8,652,084 shares of Common Stock issued and outstanding held by approximately 57 shareholders of record. Notwithstanding the Record Date specified above, the Company's stock transfer books will not be closed, and shares may be transferred subsequent to the Record Date. However, all votes must be cast in the names of shareholders of record on the Record Date.


QUORUM AND VOTING REQUIREMENTS

         Pursuant to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), holders of Common Stock will be entitled to one vote for each share held. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting, provided a quorum is present, and, therefore, abstentions and "broker non-votes" (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will have no effect. With respect to the election of directors, shareholders may (1) vote in favor of all of the nominees, (2) withhold authority to vote for all of the nominees or (3) withhold authority to vote for one or more nominees, but vote in favor of the other nominee(s). The ratification of the selection of Deloitte & Touche LLP as independent auditors requires that the number of votes cast in favor of the proposal exceed the votes cast against the proposal, provided a quorum is present, and, therefore, an abstention or a broker non-vote will have no effect. Pursuant to the Company's Amended and Restated Bylaws (the "Bylaws"), a majority of the shares of Common Stock must be present to establish a quorum. For the purpose of determining the presence of a quorum, abstentions will be counted as present, but broker non-votes will not be counted.

         The Company believes that approximately 1,266,864 shares owned or controlled on the Record Date by the Directors and Executive Officers of the Company, constituting approximately 14.7% of the outstanding Common Stock, will be voted in favor of each of the proposals.


PROXIES

         If the enclosed Proxy is executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated in such Proxy. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED
(I) FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR OF THE COMPANY, (II) FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1999, AND (III) IN THE BEST JUDGMENT OF SUCH PROXIES AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

         A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of Proxies should be addressed as follows: Cameron Ashley Building Products, Inc., 11651 Plano Road, Dallas, Texas 75243, Attention: John S. Davis, Secretary.


                                   PROPOSAL I
                              ELECTION OF DIRECTORS

GENERAL

         The Company's Bylaws provide that the number of directors shall consist of not less than seven and not more than eleven individuals, with the exact number to be determined by resolution of a majority of the Board of Directors. By resolution, the Board of Directors has set the number of directors of the Company at nine. The Company's Articles of Incorporation provide for the Board of Directors to consist of three classes of directors serving staggered terms of office, with each class to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a three-year term to serve until the election and qualification of their successors. Three current Class II directors, Harry K. Hornish, Walter J. Muratori, and Alan K. Swift, have been nominated for re-election at the Annual Meeting for a three-year term. A fourth Class II director, Charles C. Schoen, III retired from the Board of Directors on December 16, 1998 and will not to stand for reelection as a director of the Company in 1999. The Class III and Class I directors have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

         It is the intention of the persons named as proxies to vote the Proxies for election of each of Mr. Hornish, Mr. Muratori and Mr. Swift as a Class II director of the Company, unless the shareholders direct otherwise in their Proxies. Each director will be elected to hold office until the 2001 Annual Meeting of Shareholders or until his earlier death, resignation or removal. Each of Mr. Hornish, Mr. Muratori and Mr. Swift has consented to continue to serve as a director of the Company if re-elected. In the unanticipated event that Mr. Hornish, Mr. Muratori, or Mr. Swift refuses or is unable to serve as a director, the Board of Directors, in its discretion, may designate a substitute or nominee or nominees (in which case the persons named as proxies will vote all valid Proxies for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until the Board locates a suitable candidate or candidates, or by resolution reduce the authorized number of directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE NOMINEES LISTED BELOW. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE IN THE ELECTION AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE ELECTION OF THE NOMINEES.


DIRECTOR AND NOMINEE INFORMATION

     Based on information supplied by them, set forth below is certain information concerning the nominees for election as Class II directors and the directors in Classes III and I whose terms of office will continue after the Annual Meeting, including the name and age of each, their current principal occupations (which continued for at least the past five years unless otherwise indicated), the names and principal businesses of the corporations or other organizations in which their occupations are carried on, the year each was elected to the Board of Directors of the Company, their positions with the Company, and their directorships in other publicly-held companies.

     CLASS II NOMINEES FOR DIRECTOR (CURRENT TERMS EXPIRE 1999)

     Harry K. Hornish (age 53) has been a director of the Company since October 1996. He is President and Chief Operating Officer of the Distribution Group of United States Filter Corporation, a manufacturer and distributor of water and sewer related products and systems. From November 1991 to October 1996, Mr. Hornish was President and Chief Executive Officer of The Utility Supply Group, Inc. prior to its sale to United States Filter in October 1996. He served as Vice President and General Manager of the Cameron Wholesale Division of CertainTeed Corporation prior to its purchase by CGW in November 1991.

     Walter J. Muratori (age 55) has been a director of the Company since 1994. Mr. Muratori has served as Vice Chairman and Chief Operating Officer of the Company since March 1998, as President of the Company since February 1994 and as President of Cameron since June 1997. He also served as Chairman of the Board of Ashley Aluminum L.L.C. (formerly Ashley Aluminum, Inc.) ("Ashley"), a subsidiary of the Company from June 1997 until its conversion to limited liability company in November 1998. He previously served as President of Ashley from October 1991 to June 1997. From 1989 to 1991, Mr. Muratori served as President of Talquin Building Products, Inc., a division of Florida Progress Corporation and the parent of Ashley. From 1970 to 1986, Mr. Muratori held various sales and management positions at Ashley.

     Alan K. Swift (age 48) has been a director of the Company since October 1997. Mr. Swift is Chairman of the Board of A-Three Services Agency, Ltd., a national fulfillment company specializing in promotional materials handling and database/direct marketing. From 1994 to May 1998 he served as CEO of Field Marketing & Management, Inc. ("Field Marketing"), a provider of merchandising and other in-field marketing services to national manufacturers and consumer goods companies. Mr. Swift continues to serve as Chairman of the Board of Field Marketing, an affiliate of the Company. See "Certain Transactions; Compensation Committee Interlocks and Insider Participation". He also was Chairman and CEO of Promotional Marketing, Inc., a marketing services company headquartered in Chicago, Illinois, from 1982 to 1994.

CLASS III DIRECTORS CONTINUING IN OFFICE (TERMS EXPIRE 2000)

     Richard L. Cravey (age 54) has been a director of the Company since 1994. Mr. Cravey has served as a Managing Director of Cravey, Green & Wahlen, Incorporated since 1985, as a Managing Director of CGW Southeast Management Company since 1991, and as a Managing Director of CGW Southeast I, Inc., the general partner of CGW Southeast I, L.P. ("CGW"), since 1991. CGW is an affiliate of the Company. Mr. Cravey is also a director of AMRESCO, INC.

     Allen J. Keesler, Jr. (age 60) has been a director of the Company since August 1996. Mr. Keesler is an independent business and management consultant. He served as President and Chief Executive Officer of Florida Power Corporation from February 1988 until his retirement in April 1996. Mr. Keesler also serves on the Board of Directors of SouthTrust Corporation.

     J. Veronica Biggins (age 52) has been a director of the Company since October 1996. She is a partner with the executive search firm Heidrick & Struggles, specializing in senior management recruitment where she has been employed since February 1995. Previously, Ms. Biggins served as Assistant to the President of the United States and Director of Presidential Personnel from January 1994 to February 1995. Prior thereto, she was with NationsBank for twenty years serving in various positions including Executive Vice President for Corporate Community Relations. Ms. Biggins also serves on the Board of Directors for Avnet, Inc. and National Data Corporation.

     CLASS I DIRECTORS CONTINUING IN OFFICE (TERMS EXPIRE 2001)

     Ronald R. Ross (age 46) has been a director of the Company since 1994. Mr. Ross has served as Chief Executive Officer of the Company since September 1996, as Chairman of the Board of the Company since February 1994 and as Chairman of the Board and Chief Executive Officer of Wm. Cameron & Co. ("Cameron"), a subsidiary of the Company, since November 1996. From December 1991 to June 1997, he served as President of Cameron. Mr. Ross was Vice President, Operations of the Cameron Wholesale division of CertainTeed Corporation, a building products manufacturer, from September 1987 to September 1991 and served as Vice President and General Manager of the division until its sale in December 1991.

     Edwin A. Wahlen, Jr. (age 51) has been a director of the Company since August 1996. He has served as a Managing Director of Cravey, Green & Wahlen Incorporated since 1985, as Managing Director of its investment management affiliate, CGW Southeast Management Company since 1991, and as a Managing Director of CGW Southeast I, Inc., the general partner of CGW since 1991. CGW is an affiliate of the Company.

     Donald S. Huml (age 52) has been a director of the Company since 1994. Mr. Huml is Senior Vice President and Chief Financial Officer of Snap-on Incorporated ("Snap-on"), a Kenosha, Wisconsin based producer and distributor of hand and power tools, diagnostic equipment and tool storage units. Prior to joining Snap-on, Mr. Huml served as Vice President and Chief Financial Officer of Saint-Gobain Corporation and its subsidiaries CertainTeed Corporation and Norton Company, producers of building products.

     RETIRED DIRECTOR

     Charles C. Schoen, III (age 64), a Class II director of the Company since 1994, retired from the Board of Directors of the Company on December 16, 1998 and will not seek reelection as a director of the Company at the 1999 Annual Meeting. The Board of Directors has voted to reduce the number of directors from ten to nine and thereby eliminate any vacancy in the Board of Directors of the Company.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has established standing Executive, Audit and Compensation Committees. The Company does not have a standing nominating committee.

     Executive Committee. The Executive Committee, which is comprised of Messrs. Cravey, Ross and Muratori, generally may exercise the authority of the Board of Directors, to the extent permitted by law, in the management of the Company between meetings of the Board of Directors. During fiscal 1998, the Executive Committee did not meet.

     Audit Committee. The Audit Committee, which is comprised of Messrs. Huml and Hornish is responsible for recommending independent auditors, reviewing the scope and results of the audit engagement with the independent auditors and establishing and monitoring the Company's financial policies and control procedures. During fiscal 1998, the Audit Committee met three times.

     Compensation Committee. The Compensation Committee, which is comprised of Messrs. Cravey and Keesler and Ms. Biggins, is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers and for administering the Company's Stock Incentive Plans. Mr. Schoen, formerly Chairman of the Compensation Committee, retired as a director on December 16, 1998. Mr. Cravey was appointed to the Committee effective January 1, 1999. During fiscal 1998, the Compensation Committee met four times.

     The Board of Directors as a whole functions as the nominating committee to select management's nominees for election as directors of the Company. The Board of Directors will consider nominees submitted by holders of Common Stock if submitted to the Company on or before October 31, 1999. See "Shareholder Proposals for 2000 Annual Meeting of Shareholders."

     During fiscal 1998, the Board of Directors met four times. Each director, during the period he or she was a director, attended at least 75% of the meetings of the Board of Directors and at least 75% of the total number of meetings of all of the committees on which he or she served.


CERTAIN TRANSACTIONS; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

     Richard L. Cravey and Edwin A. Wahlen, Jr. are each managing directors of CGW Southeast Management Company (the "Management Company"). The Management Company, an affiliate of CGW, was previously a party to a consulting agreement with the Company which expired on December 20, 1998. Under such agreement, the Company paid a monthly retainer fee to the Management Company for financial and management consulting services. The Management Company was also eligible to receive additional compensation, if approved by the Board of Directors of the Company at the end of the fiscal year, based upon the overall performance of the Company and its subsidiaries. The aggregate monthly fees paid by the Company in fiscal 1998 were $114,680 and the additional compensation paid at fiscal year-end was $50,000. The consulting agreement has not been renewed or replaced by any similar arrangement.

     Mr. Cravey and Mr. Wahlen each hold a one-third interest in the Management Company, a one-third interest in the corporate general partner of CGW that made a 1% investment in CGW, and a one-third interest in Le Select, a Georgia general partnership and limited partner of CGW that owns a 5.33% limited partnership interest in CGW. Messrs. Cravey and Wahlen are also managing directors of CGW Southeast I, Inc. and of the Management Company.

     Alan K. Swift is Chairman of the Board and a principal shareholder of Field Marketing. Mr. Swift, Field Marketing and the Company are parties to a Stock Purchase and Option Agreement dated October 31, 1997 pursuant to which the Company purchased a one-third equity interest in the Common Stock of Field Marketing for $2,640,000, and the Company agreed to grant Mr. Swift and the other shareholders of Field Marketing "put" options for the remaining shares of Common Stock of Field Marketing. Under the terms of such options, Mr. Swift and the other shareholders may put additional shares of Field Marketing to the Company over a period of four years at a price to be determined based upon a predetermined formula tied to the financial performance of Field Marketing in each fiscal year. Mr. Swift did not exercise any of such put options during fiscal 1998. Mr. Swift has notified the Company of his intent to exercise put options for an aggregate exercise price of approximately $813,000 payable by the Company in February 1999.

     Field Marketing may from time to time provide certain merchandising and other in-field marketing services to the Company under a Services Agreement or directly to the Company's customers or suppliers under separate agreement. No payments were made to Field Marketing directly by the Company in fiscal 1998 for services.

     By agreement, Mr. Ross serves as the Company's designee on the Board of Directors of Field Marketing.

     None of Mr. Cravey, Mr. Wahlen or Mr. Swift served on the Compensation Committee during fiscal 1998. Mr. Cravey was appointed to the Compensation Committee effective January 1, 1999.

     Ms. Biggins, who is a member of the Compensation Committee, is a partner of Heidrick & Struggles, which firm provided retained executive recruitment services to the Company in fiscal 1998. The amount paid by the Company for such services did not exceed five percent of consolidated gross revenues of either the Company or Heidrick & Struggles in fiscal 1998.


DIRECTOR COMPENSATION

     Members of the Board of Directors who are not officers, employees or affiliates of the Company, ("outside directors") are eligible to receive annual aggregate compensation of up to $25,000 in a combination of monthly retainers, meeting fees and equity-based awards. Each outside director receives a monthly retainer of $1,000 and a fee of $1,000 for each Board or committee meeting attended (maximum of $16,000) plus reimbursement for certain expenses incurred in serving as directors. Outside directors also receive, at the end of each fiscal year, an award of 1,000 stock options under the 1996 Stock Incentive Plan at a discount to market value on the date of grant totaling $9,000. Such options vest in full on the one year anniversary of the date of grant. Each outside director may elect to receive the $16,000 maximum total of monthly and meeting fees in the form of additional discounted stock options under the 1996 Stock Incentive Plan in lieu of cash.

     The Management Company received retainer fees of $10,000 per month and additional compensation equal to $50,000 for fiscal 1998 for financial and management consulting services to the Company. See "Certain Transactions" for a description of the material terms of the consulting agreement and amounts paid by the Company thereunder in fiscal 1998.

     Under the outside director compensation program, each of Messrs. Schoen, Huml, Keesler and Hornish and Ms. Biggins received a grant of 1,000 options at an exercise price of $2.25 per share, effective November 1, 1998 (as compared to the fair market value of the Common Stock of $11.25 on such date). By election, Mr. Keesler, Mr. Huml and Ms. Biggins each received an additional grant of 1,778 options and Mr. Hornish received an additional grant of 1,667 options at an exercise price of $2.25 per share effective November 1, 1998 in lieu of cash for directors' monthly retainers and meeting fees payable for service in fiscal 1998. Mr. Schoen received a cash payment of $15,000 for monthly retainers and meeting fees.

     Messrs. Cravey, Wahlen and Swift did not receive outside director compensation for fiscal 1998. As of December 20, 1998, the date of expiration of the Management Company consulting agreement, Mr. Cravey and Mr. Wahlen became eligible to receive regular compensation for service as outside directors of the Company during the remainder of fiscal 1999.

EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company are Mr. Ross and Mr. Muratori (who are identified above), J. Andrew Kerner, John H. Bradberry, C. Steven Gaffney, John S. Davis and Thomas R. Miller.

     J. Andrew Kerner (age 39) has served as Executive Vice President - Chief Financial Officer and Treasurer of the Company and Executive Vice President - Chief Financial Officer and Treasurer of Cameron since March 1998. Prior to joining the Company, Mr. Kerner was employed by Frito-Lay, Inc., a division of PepsiCo., from 1987 until March 1998 in a variety of senior financial positions in the United States and Europe.

     John H. Bradberry (age 48) has served as Executive Vice President - Chief Accounting Officer of the Company since November 1997 and as Executive Vice President of Cameron since August 1996. Prior thereto, he served as Vice President - Chief Accounting Officer of the Company from June 1995 to August 1996 and as Vice President - Finance of the Company from December 1991 to June 1995. From December 1991 to August 1996, Mr. Bradberry also served as Chief Financial Officer of Cameron.

     C. Steven Gaffney (age 50) has served as Executive Vice President of the Company since 1994 and as President of the Ashley Division since June 1997. Mr. Gaffney was Executive Vice President of Ashley from 1991 to June 1997. He previously served as President of Ashley from 1989 to 1991 and as its Vice President from 1986 to 1989.

     John S. Davis (age 42) has served as Vice President - General Counsel and Secretary of the Company since August 1994. Prior to joining the Company, he was employed as Associate Counsel - Mergers and Acquisitions of Electronic Data Systems Corporation (EDS) from 1990 to August 1994.

     Thomas R. Miller (age 49) has served as Vice President - Human Resources of the Company since December 1994. From 1980 until December 1994, Mr. Miller served as Managing Director of Employee Relations for American Airlines, Inc.


EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION INFORMATION

     The following table summarizes compensation with respect to the fiscal years 1996, 1997 and 1998 earned by or paid to or accrued for the Company's chief executive officer and the other four most highly compensated other executive officers of the Company during fiscal 1998 (together with the chief executive officer, the "Named Executive Officers"). (Both F. Dixon McElwee, former Executive Vice President and Chief Financial Officer of the Company and
J. Andrew Kerner, current Executive Vice President and Chief Financial Officer are included as Named Executive Officers for fiscal 1998, despite the fact that actual compensation paid during the portion of fiscal 1998 which they served did not meed the criteria for inclusion in such category.) The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive payouts during fiscal 1996, 1997 or 1998. The Named Executive Officers in the following tables were officers of the Company and/or Cameron or Ashley during fiscal 1996, 1997 and 1998 and were compensated by such companies for service in such positions in the manner set forth below.

                           SUMMARY COMPENSATION TABLE


                                                       ANNUAL                LONG TERM        ALL OTHER
                                                    COMPENSATION            COMPENSATION    COMPENSATION
                                               -----------------------      ------------    ------------
                                                                             SECURITIES
                                                                             UNDERLYING
                                  FISCAL       SALARY           BONUS         OPTIONS
NAME AND CURRENT POSITION          YEAR         ($)              ($)            (#)             ($)
-------------------------         ------       -------         -------      ------------    ------------
Ronald R. Ross.................    1998        295,192         181,600           0            10,000(1)
   Chairman of the Board &         1997        275,000         209,575           0             4,800(1)
   Chief Executive Officer         1996        185,600         160,420        200,000          6,000(1)

Walter J. Muratori.............    1998        251,141         164,640           0            18,297(2)
   Vice Chairman, President &      1997        233,872         220,050           0            13,627(2)
   Chief Operating Officer         1996        191,137         168,640        100,000         11,000(2)

C. Steven Gaffney..............    1998        163,318         105,600         50,000         15,223(2)
   Executive Vice President,       1997        137,818         123,240          6,994         12,398(2)
   President - Ashley Division     1996        124,800         110,419           0            10,340(2)

F. Dixon McElwee...............    1998        111,153            0              0             1,111(1)
   Former Executive Vice-          1997        170,000          37,230           0             2,461(1)
   President - Chief Financial     1996        160,750          71,765         25,000          1,569(1)
   Officer (3)

J. Andrew Kerner...............    1998        124,038         48,411         100,000             0
   Executive Vice President-       1997           0               0              0                0
   Chief Financial Officer (4)     1996           0               0              0                0

John H. Bradberry..............    1998        160,000         65,280          30,000           6,002(1)
   Executive Vice President-       1997        130,000         28,210            0              5,200(1)
   Chief Accounting Officer        1996        117,307         40,700           6,000           4,648(1)

---------------

(1) Represents Cameron's matching contribution under the Cameron 401(k) Plan.
(2) Represents Ashley's matching contribution under the Ashley 401(k) Plan and contributions to the Ashley Profit Sharing Plan.
(3) Mr. McElwee terminated his employment with the Company in June, 1998. Salary compensation includes severance in the form of salary continuation.
(4) Mr. Kerner joined the Company in March, 1998.

       EMPLOYEE STOCK OPTIONS

     The Cameron Ashley Stock Incentive Plan and 1996 Stock Incentive Plan (collectively, the "Incentive Plans") provide for the grant of awards in the form of non-qualified stock options ("NQSOs"), incentive stock options ("ISOs"), stock appreciation rights ("SARs") and shares of restricted stock as well as several types of equity-based incentive compensation awards including performance units, performance shares, phantom stock, unrestricted bonus stock and dividend equivalent rights. All officers and certain key employees of the Company and its subsidiaries (approximately 150 persons) are eligible to participate in the Incentive Plans. Set forth below is information relating to grants of options to purchase shares of the Company's Common Stock made to the Named Executive Officers in fiscal 1998 under the Incentive Plans. The Company granted no ISOs, SARs or restricted stock during fiscal 1998.

                          OPTION GRANTS IN FISCAL 1998

                                                                    POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                        ANNUAL RATES OF STOCK PRICE
                               INDIVIDUAL GRANTS                       APPRECIATION FOR OPTION TERM
                      -----------------------------------           -------------------------------------
                                      % OF TOTAL
                       OPTIONS      OPTIONS GRANTED   EXERCISE OR
                      GRANTED(1)    TO EMPLOYEES IN   BASE PRICE    EXPIRATION
       NAME                #           FISCAL YEAR      ($/sh)(2)       DATE         5%($)        10%($)
------------------    ----------    ---------------   -----------   ----------     --------     ---------
Ronald R. Ross              0              --              --            --            --           --

Walter J. Muratori          0              --              --            --            --           --

C. Steven Gaffney        50,000            12.2          15.6875      12/1/07       493,289     1,250,092

F. Dixon McElwee            0              --              --            --            --           --

J. Andrew Kerner         60,000            14.6          16.00        3/30/08       603,739     1,529,993
                         40,000             9.7          20.00        3/30/08       503,116     1,274,994

John H. Bradberry        30,000             7.3          15.6875      12/1/07       295,974       750,055

(1) These options become exercisable in equal installments over a three-to five-year period. In the event of a change of control, the options listed above become immediately exercisable.

(2) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain restrictions.

     The following table presents information regarding the value realized through stock option exercises during fiscal 1998 and the value of unexercised options held by the Named Executive Officers at October 31, 1998. There were no ISOs, SARs or restricted stock outstanding during fiscal 1998.


       AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FY-END OPTION VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING
                                                              UNEXERCISED OPTIONS    VALUE OF UNEXERCISED
                                                                   AT FY-END         IN-THE-MONEY OPTIONS
                                   SHARES                            (#)                 AT FY-END(1)
                                  ACQUIRED                   ---------------------   --------------------
                                ON EXERCISE       VALUE          EXERCISABLE/            EXERCISABLE/
NAME                                 #           REALIZED       UNEXERCISABLE           UNEXERCISABLE
----                            -----------      --------    ---------------------   --------------------
Ronald R. Ross                       0              0           80,000/120,000       $        0/0
Walter J. Muratori                   0              0          145,004/ 60,000          975,691/0
C. Steven Gaffney                    0              0           20,668/54,662           188,860/0
F. Dixon McElwee                     0              0           41,067/ 0                     0/0
J. Andrew Kerner                     0              0                0/100,000                0/0
John H. Bradberry                    0              0           30,601/34,000                 0/0

--------------

(1) Dollar values were calculated by determining the difference between the closing sale price of the Common Stock on October 30, 1998 of $11.25 per share and the exercise price of such options.

     EMPLOYMENT AGREEMENTS

     Mr. Ross is party to an employment agreement with Cameron dated September 1, 1996. This agreement replaced, superseded and extended the term of a prior agreement dated December 20, 1991 between Mr. Ross and Cameron. Mr. Ross's agreement provides for his employment by Cameron for a period of three years commencing on September 1, 1996 or until earlier termination upon (i) death or disability; (ii) Cause (as defined in the agreement); (iii) 90 days' prior written notice to Cameron by Mr. Ross; (iv) immediate written notice by Cameron to Mr. Ross; or (v) mutual agreement between Cameron and Mr. Ross. Mr. Ross's agreement provides for a minimum base salary of $275,000, subject to periodic review and discretionary increase by the Cameron's Board of Directors; an annual cash performance bonus in an amount up to 100% of base salary for the applicable year based on attainment of performance objectives established by the Board of Directors of Cameron and the Company in good faith; and the right to stock options for 200,000 shares of Common Stock (all of which have been granted) and an additional grant of options at the end of the term thereof in the discretion of the Board of Directors of the Company. Mr. Ross is also entitled to reimbursement of reasonable business expenses and participation in all employee benefit plans for which he is eligible. Upon termination of Mr. Ross's employment for any reason except as set forth in clause (iv) above, Mr. Ross will be paid only his earned but unpaid base salary as of the date of termination. If his employment is terminated in the manner described in clause
(iv), Mr. Ross will be entitled to receive severance pay equal to (a) his then current annualized base salary for a period of twelve months plus (b) the average of the annual bonus actually paid to or accrued for him for the two most recent fiscal years ended prior to the date of termination, paid over twelve months. The agreement also contains noncompetition and nonsolicitation covenants covering the term of the agreement plus one year following termination.

     Mr. Muratori is party to an employment agreement with Ashley dated September 1, 1996. This agreement replaced, superseded and extended the term of a prior agreement dated December 20, 1991, between Mr. Muratori and Ashley. Mr. Muratori's agreement provides for his employment by Ashley for a period of three years commencing on September 1, 1996 or until earlier termination upon (i) death or disability; (ii) Cause (as defined in the agreement); (iii) 90 days' prior written notice to Ashley by Mr. Muratori; (iv) immediate written notice to Mr. Muratori by Ashley; or (v) mutual agreement between Mr. Muratori and Ashley. Mr. Muratori's agreement provides for a minimum base salary of $225,000, subject to periodic review and discretionary increase by Ashley's Board of Directors; eligibility for an annual cash performance bonus in an amount up to 100% of base salary for the applicable year based on attainment of performance objectives established by the Board of Directors of Ashley and the Company in good faith; and the right to stock options for 100,000 shares of Common Stock (all of which have been granted) and an additional grant of options at the end of the term thereof in the discretion of the Board of Directors of the Company. Mr. Muratori is also entitled to reimbursement for reasonable business expenses and participation in all employee benefit plans for which he is eligible. Upon termination of Mr. Muratori's employment for any reason except as set forth in clause (iv) above, Mr. Muratori will be paid only his earned but unpaid based salary as of the date of termination. If his employment is terminated in the manner described in clause (iv), Mr. Muratori will be entitled to receive severance pay equal to (a) his then current annualized base salary for a period of twelve months plus (b) the average of the annual bonus actually paid to or accrued for him for the two most recent fiscal years ended prior to the date of termination, paid over twelve months. The agreement also contains noncompetition and nonsolicitation covenants covering the term of the agreement plus one year from the date of termination.

     Mr. Gaffney is party to an employment agreement with Ashley dated December 1, 1997. Mr. Gaffney's agreement provides for his employment by Ashley for a period of three years commencing on December 1, 1997 or until earlier termination upon (i) death or disability; (ii) Cause (as defined in the agreement); (iii) 90 days' prior written notice to Ashley by Mr. Gaffney; (iv) immediate written notice to Mr. Gaffney by Ashley; or (v) mutual agreement between Mr. Gaffney and Ashley. Mr. Gaffney's agreement provides for a minimum base salary of $160,000, subject to periodic review and discretionary increase by Ashley; eligibility for an annual cash performance bonus in an amount of up to 100% of base salary for the applicable year based on attainment of performance objectives established by the Board of Directors of Ashley and the Company in good faith; and the right to stock options for 50,000 shares of Common Stock (all of which have been granted) and an additional grant of options at the end of the term thereof in the discretion of the Board of Directors of the Company. Mr. Gaffney is also entitled to reimbursement for reasonable business expenses and participation in all employee benefit plans for which he is eligible. Upon termination of Mr. Gaffney's employment for any reason except as set forth in clause (iv) above. Mr. Gaffney will be paid only his earned but unpaid base salary as of the date of termination. If his employment is terminated in the manner described in clause (iv), Mr. Gaffney will be entitled to receive severance pay equal to (a) his then current annualized base salary for a period of twelve months, paid over twelve months. The agreement also contains noncompetition and nonsolicitation covenants covering the term of the agreement plus one year from the date of termination.

     Mr. Kerner is a party to an employment agreement with Cameron dated March 30, 1998. Mr. Kerner's agreement provides for his employment by Cameron for a period of three years commencing on March 30, 1998 or until earlier termination upon (i) death or disability; (ii) Cause (as defined in the agreement); (iii) 90 days' prior written notice to Cameron by Mr. Kerner; (iv) immediate written notice to Mr. Kerner by Cameron; or (v) mutual agreement between Mr. Kerner and Cameron. Mr. Kerner's agreement provides for a minimum base salary of $215,000.00, subject to periodic review and discretionary increase by Cameron; eligibility for an annual cash performance bonus in an amount of up to 60% of base salary for the applicable year based on attainment of performance objectives established by the Board of Directors of Cameron and the Company in good faith; and the right to stock options for 100,000 shares of Common Stock (all of which have been granted). Mr. Kerner is also entitled to reimbursement for reasonable business expenses and participation in all employee benefit plans for which he is eligible. Upon termination of Mr. Kerner's employment for any reason except as set forth in clause (iv) above, Mr. Kerner will be paid only his earned but unpaid base salary as of the date of termination. If his employment is terminated in the manner described in clause (iv), Mr. Kerner will be entitled to receive severance pay equal to his then current annualized base salary for a period of twelve months, paid over twelve months. The agreement also contains noncompetition and nonsolicitation covenants covering the term of the agreement plus one year from the date of termination.

     Mr. Bradberry is party to an employment agreement with Cameron dated December 1, 1997. Mr. Bradberry's agreement provides for his employment by Cameron for a period of three years commencing on December 1, 1997 or until earlier termination upon (i) death or disability; (ii) Cause (as defined in the agreement); (iii) 90 days' prior written notice to Cameron by Mr. Bradberry;
(iv) immediate written notice to Mr. Bradberry by Cameron; or (v) mutual agreement between Mr. Bradberry and Cameron. Mr. Bradberry's agreement provides for a minimum base salary of $160,000, subject to periodic review and discretionary increase by Cameron; eligibility for an annual cash performance bonus in an amount of up to 100% of base salary for the applicable year based on attainment of performance objectives established by the Board of Directors of Cameron and the Company in good faith; and the right to stock options for 30,000 shares of Common Stock (all of which have been granted). Mr. Bradberry is also entitled to reimbursement for reasonable business expenses and participation in all employee benefit plans for which he is eligible. Upon termination of Mr. Bradberry's employment for any reason except as set forth in clause (iv) above, Mr. Bradberry will be paid only his earned but unpaid base salary as of the date of termination. If his employment is terminated in the manner described in clause (iv), Mr. Bradberry will be entitled to receive severance pay equal to his then current annualized base salary for a period of twelve months, paid over twelve months. The agreement also contains noncompetition and nonsolicitation covenants covering the term of the agreement plus one year from the date of termination.

     CHANGE OF CONTROL AGREEMENTS

     Each of Mr. Ross and Mr. Muratori are parties to Change of Control Agreements with the Company executed as of June 1, 1996. These agreements become effective upon a "Change of Control" (as defined therein) and remain in effect for a period of five years thereafter. Upon a Change of Control, the employment agreements of Mr. Ross and Mr. Muratori with Cameron and Ashley, respectively, would be automatically superseded by the Change of Control Agreement and the terms of their employment with the Company would be governed thereby.

     Under the Change of Control Agreements, Mr. Ross and Mr. Muratori are provided a base salary equal to a 12-month annualized amount of the highest monthly base salary paid to such executives during the preceding 12-month period. They are also entitled to receive a guaranteed bonus in cash equal to their highest bonus under existing bonus plans for the last three full fiscal years prior to the effective date. Each of Mr. Ross and Mr. Muratori would be entitled to participate in all incentive plans, fringe benefits, vacation and expense reimbursement policies as in effect with respect to the Company prior to the Change of Control.

     The Change of Control Agreements provide remedies to Mr. Ross and Mr. Muratori in the event their employment is terminated during the employment period initiated by the Change of Control. If the executive is terminated for "Cause" (as defined therein), he is entitled only to salary and benefits accrued through the date of termination. If terminated without Cause or if the executive resigns for "Good Reason" (as defined therein), he is entitled to severance benefits. Such benefits would consist of (i) unpaid base salary through the termination date, (ii) bonus earned through the termination date, (iii) any unpaid deferred compensation and accrued vacation pay, (iv) three times annual base salary and annual bonus (v) three years extra credit toward retirement plan benefits; (vi) three years continued coverage under welfare plans and (vii) any other unpaid benefits to which the executive is entitled. The Change of Control Agreements also provide for the payment of accrued salary, bonus and benefits in the event of the death or disability of Mr. Ross or Mr. Muratori. The severance payments owed to Mr. Ross and Mr. Muratori are further subject to adjustment to mitigate the impact on the Company and on the executive Sections 280G (dealing with the limitation on deductibility of so-called excess "parachute" payments) and 4999 (dealing with excise taxes payable by the recipient of "parachute" payments of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to such payments.

     INDEMNIFICATION AGREEMENTS

     Each of the Company's Directors and Named Executive Officers is a party to an Indemnification Agreement with the Company pursuant to which the Company has granted to each Named Executive Officer certain rights of indemnification and, under certain circumstances, mandatory indemnification, permissible under the provisions of the Company's Articles of Incorporation and Bylaws and the Georgia Business Corporation Code. Such indemnification is applicable to expenses, liabilities and other costs actually and reasonably incurred or suffered by such persons in connection with any threatened, pending or completed action, suit or proceeding to which such person is made a party because he or she was an officer or director of the Company, provided that the officer or director has met the requisite standard of conduct established by such Agreement and applicable law.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Decisions and recommendations regarding the compensation of the Company's executives are made by a three-member Compensation Committee composed entirely of directors who do not serve as officers or employees of the Company. Following is a report of the Compensation Committee concerning the Company's executive compensation policies for fiscal 1998. The following report is not subject to incorporation by reference in any filings heretofore or hereafter made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

     The Compensation Committee of the Board of Directors is responsible for establishing the policies and programs that determine the compensation of the Company's chief executive officer and other senior management. The Compensation Committee establishes increases in base compensation (over base compensation as established by contract) and bonus compensation (subject to maximum bonus percentages also established by contract) on an annual basis for the Company's Chairman of the Board and Chief Executive Officer and its President and has approval authority over the recommendations of senior management for increases in annual base and bonus compensation for all other executive officers. In addition, the Compensation Committee has exclusive authority to approve stock option grants to all executive officers. The

Compensation Committee considers both internal and external data in determining officers' compensation, including input from outside compensation consultants and relevant industry executive compensation data.

     COMPENSATION PHILOSOPHY

     The compensation philosophy of the Company, endorsed by the Compensation Committee, is that a substantial portion of the annual compensation of each executive officer must be contingent upon the performance of the Company, as well as the individual contributions of each officer. As a result, much of the executive officer's compensation is "at risk," with annual bonus compensation (at full target levels) accounting for up to 50% of total cash compensation for senior management. The purpose of this philosophy is to align the executive's compensation closely with the Company's annual and long-range objectives, thereby serving the interests of the Company's shareholders. The Company also seeks to ensure that its compensation opportunities are competitive with companies of similar size and in similar industries to enable the Company to attract and retain highly qualified executives.

       COMPENSATION PROGRAM

     The Company's executive compensation program has three major components, all of which are intended to implement the Company's compensation philosophy:

         1. Base salary for executive officers has generally been established by employment contract and is reviewed annually in relation to the competitive pay practices of comparable companies, the skills and performance level of the individual executive, and the needs and resources of the Company.

         2. Cash incentive compensation is paid annually in the form of bonuses based on the attainment of specified business and personal goals. Target maximum bonuses are established as a percentage of base salary and range from 100% of base salary for the Chairman and CEO, President and COO and certain Executive Vice Presidents of the Company to 60% of base salary for other executive officers. A major component of each executive's annual bonus compensation formula is tied to the Company's overall performance and profitability in the fiscal year.

         3. Equity-based incentive compensation is provided to employees and management through the Incentive Plans. The Incentive Plans are administered by the Compensation Committee. The Compensation Committee awards option grants to officers and key employees from time to time in reflection of the incentive and retention goals of the Incentive Plans. These awards take the form of discretionary grants and annual formula-based grants.

         As an inducement to aid in executive recruitment, new executive officers who join the Company typically receive an initial option grant commensurate with their position and responsibilities with the Company. Of the Named Executive Officers, Mr. Kerner received such a grant in fiscal 1998. Certain executive officers may also from time to time receive additional, discretionary option grants in recognition of outstanding performance or to respond to competitive market conditions and the Company's retention objectives. Larger option grants are often made in connection with the execution or renewal of employment contracts with executive officers. Of the Named Executive Officers, Mr. Gaffney and Mr. Bradberry received such discretionary grants during fiscal 1998. From time to time, the Company may make smaller, discretionary grants of stock options to non-executive key employees in connection with their initial employment by the Company or to reward outstanding performance.

         On the recommendation of independent compensation consultants and the Compensation Committee, the Board of Directors of the Company has approved a formula plan for annual stock option grants under the Incentive Plans to certain executive officers and other key management of the Company. This compensation strategy is designed to directly link performance in meeting annual objectives and the individual's position with the Company to an annual grant of stock options based upon a formula approved by the Compensation Committee. Executive officers who have received discretionary grants of more than 10,000 stock options arising out of employment agreements or other commitments are generally not eligible for annual formula grants during the vesting period of such discretionary grants. None of the Named Executive Officers was eligible to participate in annual formula grants for performance during fiscal 1998. 41,237 options were granted in December 1998 to senior management in accordance with this compensation strategy for performance during fiscal 1998, out of 122,497 total options granted under this program.

         Options under the Company's Incentive Plan (other than in connection with directors' compensation) are granted at the market price on the date of grant and vest over a term of three to five years during the participant's employment with the Company. The purpose of the Incentive Plan is to instill the economic incentives of ownership, create management incentives to improve shareholder value and, through the use of vesting periods, encourage executives to remain with the Company and focus on long-term results. The Company has not granted stock appreciation rights, restricted stock awards or long-term incentive bonuses; however, the Incentive Plan permits such grants of these types of incentives.

         The Company's 1995 Qualified Employee Stock Purchase Plan allows all eligible employees, including executive officers, to purchase shares of the Company's Common Stock at not less than 85 percent of fair market value, subject to certain limitations. The purpose of the Stock Purchase Plan is to enhance the proprietary interest among all employees of the Company, including executives.

     OTHER EXECUTIVE COMPENSATION

     The Company (through its subsidiaries) provides benefits to executives that are also available to all employees of its subsidiaries, including 401(k) savings plans (which include matching contributions), medical, life and disability insurance benefits and car allowances. There are no other pension or retirement programs. The Company generally does not provide executive perquisites such as club memberships.

     SECTION 162(m) POLICY

     The Securities and Exchange Commission requires that the Compensation Committee discuss how they intend to deal with the cap on the deductibility of compensation over $1 million for executive officers under Section 162(m) of the Code.

     Generally, the Committee has determined to analyze the impact of Section 162(m) on the Company in the light of all of the relevant factors and will maintain flexibility and integrity in its compensation systems while attempting to maximize deductibility of compensation. While the Committee recognizes the importance of maximizing the Company's ability to deduct compensation for tax purposes, it also realizes a need for compensation systems designed to attract and retain qualified executives, particularly the Chief Executive Officer.

     Section 162(m) will have little or no impact on the Company in 1999, as the projected maximum levels of cash compensation for the Company's most highly paid executive officers will not approach $1 million. The Committee believes that the Company's incentive Plans include certain provisions required in order to permit the stock options granted by the Company to qualify as "performance-based compensation" for purposes of Section 162(m).

     The Committee will periodically monitor the Company's compensation programs, the levels of compensation to various executives and the impact of
Section 162(m) on the Company with a view toward maintaining a flexible and competitive compensation system for executives that includes deductible elements to the extent feasible.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Ross's fiscal 1998 compensation was derived from commitments under Mr. Ross's employment agreement effective September 1, 1996. See "Executive Compensation - Employment Agreements." Under this agreement, Mr. Ross's base salary was set at $275,000, subject to review periodically by the Compensation Committee. In practice, the Compensation Committee reviews Mr. Ross's salary annually each December. In December 1998, the Compensation Committee reviewed Mr. Ross's performance and comparative salary data and granted a base salary increase from $300,000 to $350,000, effective January 1999.

     The incentive bonus payment for Mr. Ross for fiscal 1998 was also approved by the Compensation Committee in December 1998. Mr. Ross's target annual bonus of 100% of base salary is set by his employment agreement. The agreement provides that the amount of bonus is determined based upon the achievement of quantitative and qualitative performance goals established in good faith by the Compensation Committee of the Company. In determining Mr. Ross's fiscal 1998 bonus payment, the Committee measured the Company's performance in relation to pre-set targets for the following factors: (i) the pre-tax profit of the Cameron division, (ii) the Company's earnings per share, and (iii) the stock price of the Company's Common Stock at fiscal year end (based on an average market price during November). The Committee also considered certain discretionary factors, including (x) a significant increase in the number of Cameron branches reporting EBIT of more than 4%, (y) a moderate increase in the Company's EBIT margin and
(z) Mr. Ross' role in completing 9 strategic acquisitions in 1998 that were accretive to earnings. Mr. Ross's bonus formula is weighted 60% to the pre-set financial targets described above and 40% to discretionary factors. In fiscal 1998, Mr. Ross achieved approximately 60% out of a possible 100% of the criteria performance established for his fiscal 1998 bonus, including discretionary factors.


                             COMPENSATION COMMITTEE

                             Richard L. Cravey
                             Allen J. Keesler, Jr.
                             J. Veronica Biggins

January 29, 1999

SHAREHOLDER RETURN COMPARISON

     The Company completed an initial public offering of its Common Stock and the Common Stock began trading on the NASDAQ National Market System on March 29, 1994. On June 17, 1998 the Common Stock was delisted on NASDAQ and was listed for trading on the New York Stock Exchange ("NYSE"). The following line graph presentation compares cumulative returns of the Company's Common Stock with the New York Stock Exchange (U.S. Companies) and an industry peer group selected by the Company (assuming the investment of $100 in the Company's Common Stock, the NYSE (U.S. Companies) and the Peer Index and reinvestment of all dividends)for the period beginning March 29, 1994 through October 30, 1998. The Peer Index includes a selected group of companies who are engaged in the distribution of various lines of building products in the residential, manufactured housing or commercial construction industry and, in many cases, employ an acquisition and consolidation strategy similar to the Company.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                     CAMERON ASHLEY BUILDING PRODUCTS, INC.






                               CUMULATIVE RETURNS

                                                   3/29/94       10/30/98
                                                   -------       --------
                        CAMERON ASHLEY               100           97.8
                        NYSE STOCK MARKET            100          242.3
                        PEER INDEX                   100           71.0

         The Peer Index includes the following companies: Barnett, Inc., Building Materials Holding Corp., Dayton Superior Corporation, Hughes Supply, Inc., Kevco, Inc. (successor to Shelter Components Corporation) , Morgan Products, Ltd., Noland Company, Patrick Industries, Inc., Wickes Inc. and Wolohan Lumber Company.

PRINCIPAL SHAREHOLDERS OF THE COMPANY

         Based solely on information furnished to the Company, the following table sets forth information with respect to the beneficial ownership of shares of Common Stock as of January 22, 1999 by (i) each director and nominee for director of the Company; (ii) the Named Executive Officers of the Company; (iii) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the indicated shares.

                                                                   NUMBER OF SHARES
                                                                    OF COMMON STOCK        PERCENT
         NAME                                                      BENEFICIALLY OWNED   OF CLASS (1)
         ----                                                      ------------------   ------------
The Prudential Insurance Company of America(2) ....................     1,221,000           14.1
CGW Southeast Partners I, L.P.(3) .................................       938,121           10.8
Wellington Management Company(4) ..................................       918,000           10.6
Heartland Advisors Inc.(5) ........................................       595,000            6.8
The Kaufmann Fund, Inc.(6) ........................................       510,900            5.9
Ronald R. Ross ....................................................       147,082 (7)        1.6
Walter J. Muratori ................................................       272,505 (8)        3.1
J. Andrew Kerner ..................................................         2,000             *
C. Steven Gaffney .................................................       124,667 (9)        1.4
John H. Bradberry .................................................        63,360(10)         *
Richard L. Cravey(3) ..............................................       938,121(11)       10.8
Edwin A. Wahlen, Jr.(3) ...........................................       938,121(11)       10.8
Donald S. Huml ....................................................         7,889(12)         *
J. Veronica Biggins ...............................................         6,556(13)         *
Harry K. Hornish ..................................................         2,667(14)         *
Allen J. Keesler, Jr ..............................................         6,056(15)         *
Alan K. Swift .....................................................         4,500             *
All directors and executive officers as a group (14 persons) ......     1,627,655(16)       18.0

------------

*        Represents less than 1% of the Common Stock outstanding.

(1) Pursuant to the rules of the Securities and Exchange Commission ("SEC"), shares of the Company's Common Stock that a person has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purposes of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Based upon a Schedule 13G filed with the SEC on February 9, 1998. The address of The Prudential Insurance Company of America ("Prudential") is 751 Broad Street, Newark, New Jersey 07102-3777. Includes 553,100 shares for which Prudential has sole voting power and sole dispositive power or both and 669,400 shares for which Prudential is deemed to have shared voting power or shared dispositive power or both.

(3) Based upon a Schedule 13G filed with the SEC on October 15, 1998. The address of CGW Southeast Partners I, L.P. and the business address of Messrs. Cravey and Wahlen is Twelve Piedmont Center, Suite 210, Atlanta, Georgia 30305.

(4) Based upon a Schedule 13G filed with the SEC on February 10, 1998. The address of Wellington Management Company is 75 State Street, Boston, Massachusetts 02109. Shares are held by a variety of investment advisory clients with whom Wellington Management Company is deemed to have either shared voting power or shared dispositive power or both.

(5) Based upon a Schedule 13G filed with the SEC on January 27, 1998. The address of Heartland Advisors Inc. is 709 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(6) Based upon a Schedule 13G filed with the SEC on January 29, 1998. The address of The Kaufmann Fund, Inc. is 140 E. 45th Street, 43rd Floor, Suite 2624, New York, New York 10017.

(7) Includes 80,000 shares subject to options exercisable within 60 days and 170 shares owned by his son.

(8)      Includes 135,003 shares subject to options exercisable within 60 days.

(9)      Includes 32,999 shares subject to options exercisable within 60 days.

(10)     Includes 42,601 shares subject to options exercisable within 60 days.

(11) As Managing Directors of the corporate general partner of CGW and of the Management Company, Messrs. Cravey and Wahlen share voting and investment power with respect to the shares owned of record by CGW Southeast Partners I, L.P. and are, therefore, deemed to be the beneficial owners of such shares.

(12)     Includes 6,889 shares subject to options exercisable within 60 days.

(13)     Includes 4,556 shares subject to options exercisable within 60 days.

(14)     Includes 2,667 shares subject to options exercisable within 60 days.

(15) Includes 4,556 shares subject to options exercisable within 60 days and 1,500 shares held in trust by Mr. Keesler as trustee.

(16) Includes a total of 353,791 shares subject to options exercisable within 60 days.


                                   PROPOSAL II
                        APPROVAL OF SELECTION OF AUDITORS

         The Company's Board of Directors, at the recommendation of the Audit Committee, has selected Deloitte & Touche LLP to conduct the annual audit of the financial statements of the Company and its consolidated subsidiaries for fiscal 1999. Deloitte & Touche LLP has no financial interest, direct or indirect, in the Company and does not have any connection with the Company except in its professional capacity as an independent auditor.

         The ratification by the shareholders of the selection of Deloitte & Touche LLP as independent auditors is not required by law or by the Bylaws of the Company. The Board of Directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this selection to the shareholders. If this selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent auditors for fiscal 1999.

         The Audit Committee approves all material non-audit services to be provided by Deloitte & Touche LLP and believes that these services have no effect on audit independence.

         Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR FISCAL 1999. RATIFICATION OF DELOITTE & TOUCHE LLP REQUIRES THAT THE VOTES CAST FOR RATIFICATION EXCEED THE VOTES CAST AGAINST RATIFICATION, PROVIDED A QUORUM IS PRESENT.


                              SHAREHOLDER PROPOSALS
                     FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

         Proposals of shareholders, including nominations for the Board of Directors, intended to be presented to the annual meeting of shareholders to be held in 2000 should be submitted by certified mail, return receipt requested, and must be received by the Company at its executive offices in Dallas, Texas on or before October 31, 1999 to be eligible for inclusion in the Company's Proxy Statement and Proxy relating to that meeting. Any shareholder proposal must be in writing and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and address, as they appear on the Company's books, of the shareholder submitting the proposal, (iii) the class and number of shares that are owned by such shareholder, (iv) the dates on which the shareholder acquired the shares, (v) documentary support for any claim of beneficial ownership, (vi) any material interest of the shareholder in the proposal, and
(vii) any other information required by the rules and regulations of the SEC.


                                  OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNER REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's Common Stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and beneficial owners of more than ten percent of the Common Stock are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during fiscal 1998 all persons subject to the reporting requirements with regard to the Common Stock complied with all applicable filing requirements.


EXPENSES OF SOLICITATION

         The Company will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited by directors, officers or other employees of the Company, personally, by telephone or by facsimile. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their instructions.


MISCELLANEOUS

         Management does not know of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters come before the Annual Meeting, the persons designated as proxies will vote in accordance with their best judgment on such matters.


AVAILABILITY OF ANNUAL REPORT AND 10-K

         ACCOMPANYING THIS PROXY STATEMENT IS A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED OCTOBER 31, 1998. IN ADDITION, THE COMPANY WILL FURNISH TO ANY SHAREHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FISCAL 1998 (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO UPON REQUEST). SHAREHOLDERS WHO WOULD LIKE ADDITIONAL COPIES OF THE ANNUAL REPORT OR THE FORM 10-K SHOULD DIRECT THEIR REQUESTS IN WRITING TO: CAMERON ASHLEY BUILDING PRODUCTS, INC., 11651 PLANO ROAD, DALLAS, TEXAS 75243, ATTENTION: INVESTOR RELATIONS.

PROXY

                     CAMERON ASHLEY BUILDING PRODUCTS, INC.
                                  DALLAS, TEXAS
                       1999 ANNUAL MEETING OF SHAREHOLDERS

         The undersigned shareholder of Cameron Ashley Building Products, Inc. (the "Company"), Dallas, Texas, hereby constitutes and appoints Ronald R. Ross and John S. Davis or either of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Shareholders to be held at the Crowne Plaza Suites Hotel, 7800 Alpha Road, Dallas, Texas, on Wednesday, March 3, 1999, at 9:00 A.M., local time, or at any adjournments thereof (the "Annual Meeting"), upon the proposals (the "Proposals"), described in the Notice of Annual Meeting of Shareholders and Proxy Statement both dated January 29, 1998, the receipt of which is acknowledged, in the manner specified hereon. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named hereon becomes unable to serve or will not serve and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof. The Board of Directors recommends a vote FOR the Proposals.


1.       ELECTION OF DIRECTORS. On the proposal to elect the following persons to serve as Class II Directors for a three year period and until their successors are elected and qualified:

         FOR, except vote withheld           WITHHOLD       Class II Directors: Harry K. Hornish, Walter J. Muratori, Alan K. Swift
             from the following              AUTHORITY
                 nominee(s):              to vote for all   (INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's nominees listed  name in the space provided below.)
                   [  ]                        [  ]
                                                            -----------------------------------------------------------------------

2.      RATIFICATION OF AUDITORS.  On the proposal to ratify the selection              Please sign exactly as your name appears on
        of Deloitte & Touche LLP as independent certified public                        your stock certificate and  date. Where
        accountants for fiscal year ending October 31, 1999:                            shares are held jointly, each shareholder
                                                                                        should sign. When signing as executor,
                   FOR         AGAINST      ABSTAIN                                     administrator, trustee, or guardian, please
                                                                                        give full title as such. If a corporation,
                  [  ]           [  ]         [  ]                                      please sign in full corporate name by
                                                                                        president or other authorized officer. If a
                                                                                        partnership, please sign in partnership name
                                                                                        by authorized person.


                                                                                        Shares Held:
                                                                                                    ................................

                                                                                        ............................................
                                                                                                  Signature of Shareholder

                                                                                        ............................................
                                                                                         Signature of Shareholder (If held jointly)



                                                                                         Date:                                , 1999
                                                                                              --------------------------------
                                                                                                     Month        Day

                                                                                            THIS PROXY IS SOLICITED ON BEHALF OF
                                                                                           CAMERON ASHLEY BUILDING PRODUCTS, INC.'S
                                                                                           BOARD OF DIRECTORS AND MAY BE REVOKED BY
                                                                                           THE SHAREHOLDERS PRIOR TO ITS EXERCISE
